Filed Pursuant to Rule 433
                                                          File No. 333-130789-02


Subject: CMBS New Issue:*BSCMS 2006-TOP24* TS/Appendix II Attached

** BSCMS 2006-TOP24 ** $1.53Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley Rating
Agencies: Moody's, Fitch
Collateral:
 - Loan Sellers: Morgan Stanley (39.7%), Bear Stearns (24.4%)
                 Wells Fargo (21.3%), Principal (14.5%)
 - 153 loans / 158 properties
  - 61.9% LTV / 56.9% Balloon LTV
  - 1.61x DSCR / 1.54x DSCR after IO
 - OR 17.0%, CA 14.2% (So. 8.0%, No. 6.2%), MN 10.3%, AZ 8.2%, VA 6.2%, MD 4.6%,
   NY 4.5%
 - Office 36.9%, Retail 30.0%, Hotel 13.4%, Industrial 6.6%, MF 5.6%
 - Top 10%: 46.4%
 - Investment Grade Loans: 8.5%

 CL    SIZE($MM)  Moody's/Fitch    C/E      A/L     PRIN WIN
 A1      59.2       Aaa/AAA      27.000%    3.39      1-59
 A2     173.2       Aaa/AAA      27.000%    4.88     59-60
 A3      91.7       Aaa/AAA      27.000%    6.81     81-83
 AAB     81.0       Aaa/AAA      27.000%    7.60     60-114
 A4     715.3       Aaa/AAA      27.000%    9.80    114-119
 AM     153.5       Aaa/AAA      17.000%    9.91    119-120
 AJ     101.7       Aaa/AAA      10.375%    9.95    120-120
*B       28.8       Aa2/AA        8.500%    9.95    120-120
*C       13.4       Aa3/AA-       7.625%    9.95    120-120
*D       21.1        A2/A         6.250%    9.95    120-120
*E       13.4        A3/A-        5.375%   10.39    120-135
*F       13.4      Baa1/BBB+      4.500%   11.20    135-135
*G       19.2      Baa2/BBB       3.250%   11.20    135-135
*H        9.6      Baa3/BBB-      2.625%   11.20    135-135
*X1   1,534.7**    Aaa/AAA
*X2   1,502.6**    Aaa/AAA
*  Subject to rule 144A
** Notional Amount

Expected Timing:
- Termsheet & Appendix II:     Today
- Electronic Reds:             Today
- Hardcopy Reds:               Today
- Launch & Price:              Week of October 16
- Settlement:                  Tuesday, October 31

Roadshow Schedule:
 - New York 1-on-1s:          Tuesday-Wednesday, October 10-11
 - Hartford Breakfast         Thursday, October 12 8:30AM Goodwin Hotel
 - Boston Lunch:              Thursday, October 12 12:30PM (Bear Office)
 - Group Conference Call      Thursday, October 12 2:30PM
                              PHONE NUMBER: 1(866)206-7204
                              Passcode: TOP24 Group
                              Replay: 1(888)266-2081
                              Replay Passcode: 979669
 - Minneapolis Breakfast:     Friday, October 13 7:30AM Marquette Hotel
 - Chicago Lunch:             Friday, October 13 12:30PM (Bear Office)

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.


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